Exhibit 10.2

Private and Confidential

DATED 14 February 2018

ARAMIS NAVIGATION INC.

IRIS SHIPPING CORPORATION

and

JASMINE SHIPPING CORPORATION (1)

as Borrowers

CRÉDIT AGRICOLE CORPORATE

AND INVESTMENT BANK                (2)

as Bank

FACILITY AGREEMENT

in respect of a loan of up to

USD 28,745,000 in three advances

INCE & CO

PIRAEUS

Index

Clause		Page

1	Purpose and definitions	3

2	The Bank’s Commitment, advance and use of proceeds	21

3	Interest and Interest Periods	22

4	Repayment and prepayment	24

5	Fees and expenses	27

6	Payments and taxes, Accounts and calculations	28

7	Representations and warranties	32

8	Undertakings	38

9	Conditions	49

10	Events of Default	50

11	Indemnities	54

12	Unlawfulness and increased costs mitigation	55

13	Security, set-off and miscellaneous	57

14	Accounts	60

15	Assignment, transfer and lending office	62

16	Notices	63

17	Borrowers’ obligations	64

18	Governing law	66

19	Jurisdiction	66

Schedule 1 Form of Drawdown Notice

Schedule 2 Conditions precedent

Schedule 3 Form of Compliance Certificate

Schedule 4 Vessel and Third Party Manager Details

Schedule 5 Indenture Excerpt

THIS AGREEMENT is dated                     February 2018 and made BETWEEN:

(1)	ARAMIS NAVIGATION INC., IRIS SHIPPING CORPORATION and JASMINE SHIPPING CORPORATION as Borrowers; and

(2)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as Bank.

IT IS AGREED as follows:

1	PURPOSE AND DEFINITIONS

1.1	Purpose

This Agreement sets out the terms and conditions upon which the Bank agrees to make available to the Borrowers a facility of up to USD 28,745,000 in three Advances to be drawn simultaneously for the purpose of (a) enabling Aramis to repay all amounts outstanding under the Aramis Loan Agreement (namely, USD 15,245,000) and (b) enabling Iris and Jasmine to repay all amounts outstanding under the Iris Loan Agreement (namely, USD 13,500,000).

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Advance” means the principal amount of each of Advance A, Advance B and advance C to be made available pursuant to Clause 2.3 and in the plural means all of them;

“Advance A” means the amount of USD 15,245,000 to be made available to Aramis to enable Aramis to repay all amounts outstanding under the Aramis Loan Agreement;

“Advance B” means the amount of USD 6,750,000 to be made available to Iris to enable Iris to repay amounts outstanding under the Iris Loan Agreement;

“Advance C” means the amount of USD 6,750,000 to be made available to Jasmine to enable Jasmine to repay amounts outstanding under the Iris Loan Agreement;

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” shall have correlative meanings, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For the purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Approved Broker” means each of ACM Ltd., London, Arrow Sale & Purchase (UK) Limited, Braemar Seascope Limited, Clarkson Valuations Limited, E.A. Gibson Shipbrokers Ltd., Fearnleys A.S., Howe Robinson, Maersk Broker K/S, Simpson Spence & Young Shipbrokers Ltd. or such other reputable, independent and first class firm of shipbrokers specialising in the valuation of vessels of the relevant type appointed by the Bank;

“Aramis Loan Agreement” means the loan agreement dated 30 September 2010 (as amended) made between Aramis as borrower and Crédit Agricole Corporate and Investment Bank as lender in respect of a loan of up to USD 40,000,000;

“Assignee” is defined in clause 15.3;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

“Balloon Instalment” means, in relation to each Advance, the repayment instalment referred to as the “balloon instalment” in Clause 4.1;

“Bank” means Crédit Agricole Corporate and Investment Bank, a banking société anonyme duly incorporated under the laws of France, having its registered office at 12, place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France;

“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and a day (other than Saturday or Sunday) on which banks are open for general business in London, Piraeus, Paris and New York City (or any other relevant place of payment under clause 6);

“Basel III” means:

(a)	the following documents published by the Basel Committee on Banking Supervision relating to “Basel III” in December 2010:

(i)	“Basel III: A global regulatory framework for more resilient banks and banking systems”; and

(ii)	“Basel III: International framework for liquidity risk measurement, standards and monitoring”;

(iii)	“Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010

each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011 (as amended, supplemented or restated), and, in each case including CRD IV and CRR and any follow-up agreement, guidance, standards or paper published by the Basel Committee on Banking Supervision relating to “Basel III”;

“Basel IV” means any amendment, replacement or refinement of Basel III known or to be known as “Basel IV”;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing of or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means each of Aramis Navigation Inc. (“Aramis”), Iris Shipping Corporation (“Iris”) and Jasmine Shipping Corporation (“Jasmine”), each of which is incorporated in the Marshall Islands and has its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, and in the plural means all of them;

“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by the Bank at any time and from time to time as having been incurred by it in maintaining or funding or prepaying the Loan or any part thereof or in liquidating or re employing fixed deposits acquired to maintain the same as a result of either:

(a)

any repayment or prepayment of the Loan or any part thereof otherwise than in accordance with, respectively, clause 4.1 or clause 4.3 whether on a voluntary or involuntary basis or otherwise howsoever; or

(b)	of the Borrowers failing or being incapable of drawing an Advance after a Drawdown Notice has been given and that Advance has been funded;

“Casualty Amount” means five hundred thousand Dollars (USD 500,000) (or the equivalent in any other currency);

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

“Charter Assignment” means a specific assignment of any Extended Employment Contract required to be executed hereunder by any Owner in favour of the Bank (including any notices and/or acknowledgements and/or undertakings associated therewith) in such form as the Bank may require in its sole discretion;

“Classification” means, in relation to each Vessel, the highest class available for a vessel of her type with the relevant Classification Society;

“Classification Society” means, in relation to each Vessel, any IACS classification society which the Bank shall, at the request of the Borrowers, have agreed in writing shall be treated as the classification society in relation to such Vessel for the purposes of the relevant Ship Security Documents;

“Code” means the US Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;

“Commercial Manager” means Navios Shipmanagement Inc., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 or a subsidiary of the Corporate Guarantor or another affiliate of the Corporate Guarantor acceptable to the Bank or, with the prior written consent of the Bank, any other person appointed by an Owner as the commercial manager of the relevant Mortgaged Vessel;

“Commitment” means, in relation to each Advance, or, as the context may require, the Loan, the maximum amount which the Bank has agreed to lend to the Borrowers under clause 2.1 as reduced by any relevant term of this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 3 signed by the chief financial officer of the Corporate Guarantor;

“Corporate Guarantee” means the guarantee required to be executed hereunder by the Corporate Guarantor in such form as the Bank may require in its sole discretion;

“Corporate Guarantor” means Navios Maritime Holdings Inc. a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“CRD IV” means the directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms;

“CRR” means the regulation 585/2013/EU of the European Union on prudential requirements for credit institutions and investment firms;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Dollars” and “USD” mean the lawful currency of the USA and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means, in relation to each Advance, any date being a Banking Day falling during the relevant Drawdown Period, on which the relevant Advance is, or is to be, made available;

“Drawdown Notice” means, in relation to each Advance, a notice substantially in the form of schedule 1;

“Drawdown Period” means, in respect of each Advance, the period commencing on the Execution Date and ending on the earlier of (i) 16 February 2018 and (ii) any date on which the Commitment is finally cancelled or fully drawn under the terms of this Agreement;

“Earnings” means, in respect of a Vessel, all moneys whatsoever from time to time due or payable to the relevant Owner during the Facility Period arising out of the use or operation of such Vessel including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the relevant Owner in event of requisition of such Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract (including any contract of affreightment) for the employment of such Vessel;

“Earnings Account” means, in respect of each Borrower, an interest bearing USD Account required to be opened hereunder with the Bank in the name of that Borrower designated “[NAME OF BORROWER] - Earnings Account” and includes any other account designated in writing by the Bank to be an Earnings Account for the purposes of this Agreement;

“Earnings Account Pledge” means, in respect of each Earnings Account, the pledge required to be executed hereunder by the relevant Borrower over its Earnings Account in such form as the Bank may agree or require in its sole discretion, and in the plural means all of them;

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or any other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of any Borrower, the Commercial Manager, any Technical Manager (other than the Third Party Manager) or any other Group Member or any other person having a contractual relationship with any Borrower, the Commercial Manager, any Technical Manager (other than the Third Party Manager) or any other Group Member in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship required under any Environmental Law;

“Environmental Claim” means (i) any claim by, or directive from, any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;

“Environmental Incident” means, regardless of cause, (i) any discharge or release of Environmentally Sensitive Material from any Relevant Ship; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship which involves collision between a Relevant Ship and such other vessel or some other incident of navigation or operation, in either case, where the Relevant Ship, the Commercial Manager and/or the relevant Technical Manager (other than the Third Party Manager) and/or the relevant Owner and/or the relevant Group Member and/or the relevant Operator (other than the Third Party Manager) are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship and where such Relevant Ship is actually or reasonably likely to be arrested as a result and/or where the Commercial Manager and/or the relevant Technical Manager (other than the Third Party Manager) and/or the relevant Owner and/or other Group Member and/or the relevant Operator (other than the Third Party Manager) are actually or contingently at fault or allegedly and reasonably likely to be found at fault or otherwise howsoever liable to any administrative or legal action;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the USA);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;

“Existing Loan Agreements” means, together, the Aramis Loan Agreement and the Iris Loan Agreement;

“Extended Employment Contract” means, in respect of a Vessel, any time charterparty, contract of affreightment or other contract of employment of such ship (including the entry of any Vessel in any pool) which has a tenor exceeding twelve (12) months (including any options to renew or extend such tenor);

“Facility Period” means the period starting on the date of this Agreement and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other associated official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;

“FATCA Deduction” means a deduction or withholding from a payment under a Security Document required by FATCA;

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Bank is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“First Indenture” means the Indenture dated as of 29 November 2013 for $650,000,000 issued by the Corporate Guarantor and Navios Maritime Finance II (US) Inc. for 7.375% First Priority Ship Mortgage Notes due in 2022;

“Flag State” means the Republic of Panama, the Republic of Liberia, the Republic of the Marshall Islands or such other state or territory agreed by the Bank, at the request of the Borrowers, as the “Flag State” of the Vessels for the purposes of the Security Documents;

“General Assignment” means, in respect of each Vessel, the deed of assignment of its Earnings, Insurances and Requisition Compensation executed or to be executed by the relevant Owner in favour of the Bank in such form as the Bank may require in its sole discretion, and in the plural means all of them;

“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“Group” means at any relevant time the Corporate Guarantor and its subsidiaries but not including any subsidiary which is listed on any public stock exchange;

“Group Member” means any member of the Group;

“IACS” means the International Association of Classification Societies;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Indentures” means, together, the First Indenture and the Second Indenture;

“Indenture Excerpt” means the excerpt from the Second Indenture set out in Schedule 5;

“Insurances” means, in respect of a Vessel, all policies and contracts of insurance (which expression includes all entries of such Vessel in a protection and indemnity or war risks association) which are from time to time during the Facility Period in place or taken out or entered into by or for the benefit of the relevant Owner (whether in the sole name of the Owner, or in the joint names of the Owner and the Bank or otherwise) in respect of the Vessel and her Earnings or otherwise howsoever in connection with the Vessel and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Insurances Assignment” means, in respect of each Vessel, an assignment of its Insurances executed or to be executed by any co-assured (other than the relevant Owner, the Commercial Manager and the relevant Technical Manager) in favour of the Bank in such form as the Bank may require in its sole discretion, and in the plural means all of them;

“Interest Payment Date” means, in relation to each Advance, the last day of an Interest Period and, if an Interest Period is longer than 6 months, the date falling at the end of each successive period of 6 months during such Interest Period starting from its commencement;

“Interest Period” means each period for the calculation of interest in respect of the Loan or, as the case may be, Advance ascertained in accordance with the provisions of clause 3;

“Iris Loan Agreement” means the loan agreement dated 20 December 2013 (as amended) made between (inter alia) Iris and Jasmine as borrowers and Crédit Agricole Corporate and Investment Bank as lender in respect of a loan of up to USD 22,500,000;

“ISM Code” means in relation to its application to the Borrowers, the Vessels and their operation:

(a)

‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 December 1993 and incorporated on 19 May 1994 into Chapter IX of the International Convention for Safety of Life at Sea 1974 (SOLAS 1974); and

(b)

all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including, without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 December 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” means, in relation to each Vessel, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to such Vessel within the periods specified by the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of a Vessel pursuant to the ISPS Code;

“Latest Accounts” means, in respect of any financial quarter or year of the Group, the latest unaudited (in respect of each financial quarter) or audited (in respect of each financial year) financial statements required to be prepared pursuant to clause 8.1.6;

“LIBOR” means for an Interest Period in relation to each Advance or any part thereof, the London interbank offered rate administered by ICE Benchmark Administration Limited (“ICE”) (or any other person which takes over the administration of that rate) for Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on pages LIBOR01 or LIBOR02 of the REUTERS screen (or any replacement Reuters page which displays that rate) at or about 11 a.m. (London time) on the Interest Determination Date for that Interest Period, and if such rate is negative then LIBOR will be considered to be zero;

“Liquidity” means the aggregate of all cash or cash equivalent deposits legally and beneficially owned by any Group Member which are at the free and unrestricted disposal of the relevant Group Member by which it is owned;

“Loan” means the principal amount borrowed by the Borrowers under this Agreement or (as the context may require) the principal amount owing to the Bank under this Agreement at any relevant time;

“Management Agreement” means, in respect of each Vessel, (i) the technical management agreement between the relevant Owner and the relevant Technical Manager and (ii) the commercial management agreement between the relevant Owner and the Commercial Manager, each in a form previously approved in writing by the Bank;

“Manager’s Undertakings” means, collectively, the undertakings and (in respect of the Technical Managers) assignments required to be executed hereunder by the relevant Technical Manager and the Commercial Manager in favour of the Bank in respect of each of the Vessels each in such form as the Bank may require in its sole discretion (and “Managers’ Undertakings” means all of them);

“Margin” means 2.80 per cent per annum;

“Material Adverse Effect” means, in the reasonable opinion of the Bank, a material adverse effect on (i) the Bank’s rights under, or the security provided by, any Security Document, (ii) the ability of any Security Party to perform or comply with any of its obligations under any Security Document or (iii) the value or nature of the property, assets, operations, liabilities or financial condition of any Security Party;

“Maturity Date” means in respect of each Advance, the date falling 42 months after the Drawdown Date in respect of such Advance;

“MII & MAP Policy” means a mortgagee’s interest and pollution risks insurance policy (including additional perils (pollution) cover) in respect of each Mortgaged Vessel to be effected by the Bank to cover the Mortgaged Vessels as the same may be renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Bank in its sole discretion, insuring a sum of at least one hundred and ten per cent (110%) of the Loan in respect of mortgagee’s interest insurance and one hundred and ten per cent (110%) of the Loan in respect of additional perils cover;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in the next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means, in relation to each Vessel, the first preferred mortgage of such Vessel required to be executed hereunder by the Borrower which is the owner thereof in such form as the Bank may agree or require in its sole discretion, and in the plural means all of them;

“Mortgaged Vessel” means, at any relevant time, a Vessel which is at such time subject to a Mortgage and a Vessel shall, for the purposes of this Agreement, be regarded as a Mortgaged Vessel as from the date on which the Mortgage of that Vessel has been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid to the Bank pursuant to clause 4.3 or 4.4 following the Total Loss or sale respectively of such Vessel and (ii) the end of the Facility Period;

“Net Total Debt’’ means total debt as evidenced at any relevant time by the Latest Accounts, in which they shall have been calculated in accordance with US GAAP less unencumbered cash (which shall have the meaning given thereto under US GAAP) of the Group;

“Operator” means any person who is from time to time during the Facility Period concerned in the operation of a Relevant Ship and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Owner” means, in relation to Vessel A, Aramis, in relation to Vessel B, Iris and in relation to Vessel C, Jasmine, and in the plural means all of them;

“Party” means a party to this Agreement;

“Permitted Encumbrance” means any Encumbrance created pursuant to or expressly permitted by the Security Documents and Permitted Liens or otherwise permitted by the Bank;

“Permitted Holders” means each of: (i) Angeliki Frangou; (ii) each of her spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren) and the spouses, siblings, ancestors and descendants thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other Person in which any of the foregoing, individually or in the aggregate, own or control a majority in interest; and (iii) all Affiliates controlled by the Persons named in clauses (i) and (ii) above.

“Permitted Liens” means any lien on a Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Casualty Amount;

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity, whether legal or not;

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

“Registry” means, in relation to each Vessel, the office of the registrar, commissioner or representative of the Flag State, which is duly empowered to register such Vessel, the relevant Owner’s title thereto and the relevant Mortgage under the laws and flag of the Flag State;

“Relevant Advance” means, in respect of Vessel A, Advance A, in respect of Vessel B, Advance B and in respect of Vessel C, Advance C;

“Relevant Ship” means each of the Vessels and any other ship from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Group Member;

“Repayment Dates” means, in respect of each Advance, subject to clause 6.3, each of the dates falling on 10 August 2018 and at semi-annual intervals thereafter up to and including 12 August 2021;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity, central bank or other self-regulating or supra-national authority in order to enable the Borrowers lawfully to borrow the loan or draw any Advance and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Required Security Amount” means the amount in USD (as certified by the Bank) which is at any relevant time 130% of the Loan;

“Requisition” means, in respect of a Vessel, requisition for title or other compulsory acquisition including, if that ship is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons; “Relevant Period” means for the purposes of this definition of Requisition either (i) ninety (90) days or, (ii) in respect of pirates, hijackers, terrorists or similar persons, if relevant underwriters confirm in writing (in terms satisfactory to the Bank) prior to the end of such ninety (90) day period that such capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation will be covered by the relevant Owner’s war risks insurance, the shorter of twelve (12) months after the date upon which the relevant incident occurred and such period at the end of which cover is confirmed to attach;

“Requisition Compensation” means, in respect of a Vessel, all moneys or other compensation from time to time payable during the Facility Period by reason of the Requisition of such Vessel;

“Retention Account” means an interest bearing USD Account required to be opened hereunder with the Bank in the name of the Borrowers designated “Aramis Navigation Inc., Iris Shipping Corporation and Jasmine Shipping Corporation – Retention Account” and includes any other account designated in writing by the Bank to be the Retention Account for the purposes of this Agreement;

“Retention Account Pledge” means the pledge required to be executed hereunder by the Borrowers over the Retention Account in such form as the Bank may agree or require in its sole discretion;

“Retention Amount” means, in relation to any Retention Date, such sum as shall be the aggregate of:

(a)

one sixth (1/6th) of the repayment instalment in respect of the relevant Advance falling due for payment pursuant to clause 4.1.1 (as the same may have been reduced by any prepayment) on the next Repayment Date after the relevant Retention Date in respect of that Advance; and

(b)

the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of the Loan during and at the end of each Interest Period current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period;

“Retention Dates” means, in respect of each Advance, the date falling thirty (30) days after the Drawdown Date in respect thereof and each of the dates falling at monthly intervals after such date and prior to the Maturity Date in respect of that Advance;

“Sanction Authority” means:

(a)	the government of the United States of America;

(b)	the United Nations;

(c)	the European Union (or the governments of any of its member states);

(d)	the United Kingdom; or

(e)

the respective governmental institutions and agencies of any of the foregoing including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United States Department of State, the United States Department of Commerce and Her Majesty’s Treasury;

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or other restrictive measures adopted, administered, enacted or enforced by any Sanctions Authority, or otherwise imposed by any law or regulation compliance with which is reasonable in the ordinary course of business of any Borrower, any Security Party, any Technical Manager (other than the Third Party Manager), the Commercial Manager or the Bank or to which any Borrower, any Security Party, any Technical Manager, the Commercial Manager or the Bank are subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America);

“Sanctions Restricted Jurisdiction” means any country or territory which is the target of country-wide or territory-wide Sanctions, including as at the date of this Agreement, Iran, Sudan, Syria, Crimea, North Korea and Cuba;

“Sanctions Restricted Person” means a person or vessel:

(a)

that is, or is directly or indirectly, owned or controlled (as such terms are defined by the relevant Sanctions Authority) by, or acting on behalf of, one or more persons or entities on any list (each as amended, supplemented or substituted from time to time) of restricted entities, persons or organisations (or equivalent) published by a Sanctions Authority;

(b)	that is located or resident in or incorporated under the laws of, or owned or controlled by, a person located or resident in or incorporated under the laws of a Sanctions Restricted Jurisdiction; or

(c)	that is otherwise the target or subject of Sanctions;

“Second Indenture” means the Indenture dated as of 21 November 2017 for $305,000,000 issued by the Corporate Guarantor and Navios Maritime Finance II (US) Inc. for 11.25% Senior Notes due in 2022;

“Security Documents” means this Agreement, the Corporate Guarantee, the Mortgages, the General Assignments, any Charter Assignments, the Earnings Account Pledges, the Retention Account Pledge, the Manager’s Undertakings, the Shares Charges, the Insurances Assignments and any other documents as may have been or shall from time to time after the date of this Agreement be executed in favour of the Bank to guarantee and/or to govern and/or to secure payment of all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrowers pursuant to this Agreement (whether or not any such document also guarantees and/or secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrowers, the Corporate Guarantor, the Technical Managers (other than the Third Party Manager), the Commercial Manager, the Shareholders or any other person who may at any time be a party to any of the Security Documents (other than the Bank and the Third Party Manager);

“Security Value” means the amount in USD (as certified by the Bank) which is, at any relevant time, the aggregate of (a) the Valuation Amounts of the Mortgaged Vessels as most recently determined in accordance with clause 8.2.2 and (b) the net realizable market value of any additional security for the time being actually provided to the Bank pursuant to clause 8.2.1(b) and (c) and cash (excluding the Minimum Balances on the Earnings Accounts) over which there is an Encumbrance as security for the obligations of the Borrowers under this Agreement;

“Shareholder” means:

(a)

in respect of Aramis, Anemos Maritime Holdings Inc., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960; and

(b)

in respect of each of Iris and Jasmine, Navios Asia LLC, a limited liability company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Shares Charge” means the first priority charge of the shares of and in each Borrower to be executed by the relevant Shareholder in favour of the Bank in such form as the Bank may require in its sole discretion and in the plural means all of them;

“Ship Security Documents” means in relation to each Vessel, the Mortgage, the General Assignment, any Charter Assignment, the Manager’s Undertakings and the Insurances Assignments in respect of such Vessel;

“subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Technical Manager” means, in respect of each Vessel, Navios Shipmanagement Inc., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 or the Third Party Manager or a subsidiary of the Corporate Guarantor or another affiliate of the Corporate Guarantor acceptable to the Bank or, with the prior written consent of the Bank, any other person appointed by an Owner as the technical manager of the relevant Mortgaged Vessel;

“Total Assets” means the total assets as evidenced at any relevant time by the Latest Accounts, in which they shall have been calculated in accordance with US GAAP adjusted (i) for charter-free market values of vessels and (ii) by deducting unencumbered cash (which shall have the meaning given thereto under US GAAP);

“Total Loss” means, in respect of each Vessel:

(a)	actual, constructive, compromised, agreed or arranged total loss of such Vessel; or

(b)	Requisition; or

(c)

any hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Vessel not falling within the definition of Requisition, unless such Vessel be released and restored to the relevant Owner within ninety (90) days after such incident;

“Transferee” is defined in clause 15.4; and

“U.S.” means the United States of America;

“Unlawfulness” means any event or circumstance which either is or, as the case may be, might in the opinion of the Bank become the subject of a notification by the Bank to the Borrowers under clause 12.1; and

“Underlying Documents” means, together, any Extended Employment Contracts and the Management Agreements;

“Valuation Amount” means, in respect of each Mortgaged Vessel, the value thereof as most recently determined under clause 8.2.1;

“Vessel” means each of Vessel A, Vessel B and Vessel C and in the plural means all of them;

“Write-down and Conversion Powers” means,    in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

Words and expressions defined in Schedule 4 (Vessel and Third Party Manager Details) shall have the meanings given to them therein as if the same were set out in full in this clause 1.2.

1.3	Construction

In this Agreement, unless the context otherwise requires:

1.3.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.3.2	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.3.3

references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.4

references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority (including, without limitation, any regulation implementing or complying with (1) the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”) and/or (2) Basel III and/or (3) Basel IV and (4) any other law or regulation which, at any time and from time to time, implements and/or amends and/or supplements and/or re-enacts and/or supersedes, whether in whole or in part, Basel II and/or Basel III and/or Basel IV (including CRD IV and CRR), and whether such implementation, application or compliance is by a Government Entity, a lender or any company affiliated to it);

1.3.5	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns and references to the Bank shall also include a Transferee;

1.3.6	words importing the plural shall include the singular and vice versa;

1.3.7	references to a time of day are, unless otherwise stated, to London time;

1.3.8	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

1.3.9

references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.10

references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.11

a certificate by the Bank as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrowers except for manifest error;

1.3.12

if any document, term or other matter or thing is required to be approved, agreed or consented to by the Bank such approval, agreement or consent must be obtained in writing unless the contrary is stated;

1.3.13	time shall be of the essence in respect of all obligations whatsoever of the Borrowers under this Agreement, howsoever and whensoever arising; and

1.3.14	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.4	Accounting Terms and references to currencies

All accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted international accounting principles (or such other accounting principles as the Bank deems appropriate).

1.5	Contracts (Rights of Third Parties Act) 1999

No part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

2	THE BANK’S COMMITMENT, ADVANCE AND USE OF PROCEEDS

2.1	The Commitment

In reliance upon each of the representations and warranties in clause 7, the Bank agrees to advance by way of loan to the Borrowers on the terms of this Agreement the principal equal sum of USD 28,745,000in Advance A of USD 15,245,000, Advance B of USD 6,750,000 and Advance C of USD 6,750,000 which shall be drawn simultaneously and applied by the Borrowers towards the repayment of all amounts outstanding under the Existing Loan Agreements.

2.2	Advance

On the terms and subject to the conditions of this Agreement, each Advance shall be advanced on the relevant Drawdown Dates following receipt by the Bank from the Borrowers of Drawdown Notices not later than 10 a.m. on the third Banking Day before each proposed Drawdown Date. A Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.3	Amount

The principal amount specified in each Drawdown Notice for borrowing on the Drawdown Dates shall, subject to the terms of this Agreement be:

(a)	in respect of Advance A, USD 15,245,000;

(b)	in respect of Advance B, USD 6,750,000; and

(c)	in respect of Advance C, USD 6,750,000.

2.4	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of clause 9, make each Advance available to the Borrowers on the relevant Drawdown Date in accordance with clause 2.2.

2.5	Cancellation

If any part of the Loan is not drawn down by the end of the Drawdown Period, the Commitment shall thereupon be automatically cancelled and the Bank shall have no further obligation under this Agreement.

2.6	Use of Proceeds

Without prejudice to the Borrowers’ obligations under clause 8.1.4, the Bank shall have no responsibility for the Borrowers’ use of the proceeds of the Loan.

3	INTEREST AND INTEREST PERIODS

3.1	Normal interest rate

The Borrowers agree to pay interest on each Advance or part thereof in respect of each Interest Period relating thereto on each Interest Payment Date (or, in the case of Interest Periods of more than six (6) months, by instalments, the first of such instalments six (6) months from the commencement of the Interest Period and the subsequent instalments at intervals of six (6) months and on the last day of such Interest Period) at the rate per annum determined by the Bank to be the aggregate of (a) the Margin in respect of that Advance and (b) LIBOR for such period.

3.2	Selection of Interest Periods

The Borrowers may by notice received by the Bank not later than 10 a.m. on the second Banking Day before the start of each Interest Period request that such Interest Period shall have a length of three (3), six (6) or twelve (12) months or such other longer period as the Borrowers may select and the Bank may, subject to the same being available in the London Interbank Market, agree and if the Borrowers wish to specify an Interest Period of more than 12 months, they must give at least 5 Banking Days prior notice thereof.

3.3	Determination of Interest Periods

The length of each Interest Period shall be as requested by the Borrowers under clause 3.2 but so that:

3.3.1

the first Interest Period in respect of the first Advance to be made hereunder shall start on the Drawdown Date in respect thereof, and each subsequent Interest Period relating to the first Advance shall start the day falling the day after the last day of the previous Interest Period;

3.3.2

the first Interest Period in respect of each subsequent Advance to be made hereunder shall commence on its Drawdown Date and terminate simultaneously with the Interest Period which is then current for the Loan and each subsequent Interest Period shall start the day falling the day after the last day of the previous Interest Period;

3.3.3

if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Repayment Date, such Interest Period shall end on the last Repayment Date, and in the case of any other Repayment Date the relevant Advance shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date falling in that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part consisting of the balance of the relevant Advance having an Interest Period ascertained in accordance with the other provisions of this clause 3; and

3.3.4

if the Borrowers fail to specify the length of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall last three months or such other period as complies with this clause 3.3.

3.4	Default interest

If the Bank fails to receive any sum whatsoever on its due date for payment under any of the Security Documents, the Borrowers must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Bank under this clause 3.4. The period starting on such due date and ending on such date of payment shall be divided into successive periods of not more than one (1) month as selected by the Bank each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (a) two (2.0) per cent per annum, (b) the Margin and (c) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable, by reason of a declaration by the Bank under clause 10.2 or a prepayment pursuant to clauses 4.3, 4.4, 8.2 or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Bank shall be of a length equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two (2.0) per cent above the rate applicable immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Bank is unable to determine a rate in accordance with the provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two (2.0) per cent per annum above the aggregate of the Margin and the cost of funds to the Bank compounded at such intervals as the Bank selects.

3.5	Notification of Interest Periods and interest rate

The Bank agrees to notify the Borrowers promptly of the length of each Interest Period and of each rate of interest determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	Whenever, at any time prior to the start of any Interest Period, the Bank determines that:

(a)	no LIBOR rate is quoted or available; or

(b)	adequate and fair means do not exist for determining LIBOR during such Interest Period; or

(c)	the cost to it of obtaining matching deposits in the London Interbank Market would be in excess of LIBOR;

the Bank shall promptly give notice (a “Determination Notice”) thereof to the Borrowers. A Determination Notice shall give brief details of the circumstances giving rise to its issue. After the giving of any Determination Notice any undrawn amount of the Commitment may not be borrowed until notice to the contrary is given to the Borrowers by the Bank;

3.6.2

upon a Determination Notice being given, the Borrowers and the Bank shall discuss the same in good faith in order to agree an alternative basis for maintaining the Loan, but if they are unable to agree an alternative basis within 30 days of the date of the Determination Notice, then 40 days after the Determination Notice being given, the Bank shall certify an alternative basis (such basis, or if agreed, the basis agreed by the Bank and the Borrowers, the “Substitute Basis”) for maintaining the Loan. The Substitute Basis may include alternative interest periods or alternative rates of interest but must include a margin above the cost of funds to the Bank equivalent to the Margin. Each Substitute Basis certified to the Borrowers or agreed shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrowers that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall again apply. If the Borrowers do not agree with any Substitute Basis certified by the Bank if there is no agreement between the parties, then the Borrower may prepay the Loan in full and the rates of interest which shall apply shall be the rate of interest which applied to the Interest Period preceding the Determination Notice, and the terms of Clause 4.6 and 4.7 shall apply to any such prepayment

4	REPAYMENT AND PREPAYMENT

4.1	Repayment

4.1.1	Subject as otherwise provided in this Agreement, the Borrowers must repay:

(a)	Advance A by seven (7) semi-annual instalments to be repaid on each of the Repayment Dates in respect of that Advance and a balloon instalment to be repaid on the final Repayment Date. The amount of each instalment shall be USD 1,205,000 and the amount of the Balloon Instalment shall be USD 6,810,000;

(b)

Advance B by seven (7) semi-annual instalments to be repaid on each of the Repayment Dates in respect of that Advance and a balloon instalment to be repaid on the final Repayment Date. The amount of each instalment shall be USD 562,500 and the amount of the Balloon Instalment shall be USD 2,812,500; and

(c)

Advance C by seven (7) semi-annual instalments to be repaid on each of the Repayment Dates in respect of that Advance and a balloon instalment to be repaid on the final Repayment Date. The amount of each instalment shall be USD 562,500 and the amount of the Balloon Instalment shall be USD 2,812,500.

4.1.2

The Borrowers shall on the Maturity Date in respect of the last Advance to be repaid also pay to the Bank the whole of the Loan then outstanding and all other amounts in respect of interest or otherwise then due and payable under this Agreement and the Security Documents.

4.2	Voluntary prepayment

Subject to clauses 4.6 and 4.7 the Borrowers may prepay any specified amount of any Advance on any Interest Payment Date relating to the part of the Loan to be repaid without premium or penalty.

4.3	Mandatory Prepayment on Total Loss

On the date falling one hundred and eighty (180) days after that on which a Mortgaged Vessel became a Total Loss or, if earlier, on the date upon which the relevant insurance proceeds are, or Requisition Compensation in respect of such Mortgaged Vessel is, received by the relevant Borrower (or the Bank pursuant to the Security Documents), the Borrowers must prepay the Loan by an amount equal to the greater of (i) the Relevant Advance and (ii) provided there remains a balance of such insurance proceeds after the prepayment of the Relevant Advance, such amount as would be required to ensure that the Security Value after such prepayment is at least equal to the Required Security Amount.

4.4	Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of a Vessel, on the actual date and at the time such Vessel was lost or, if such date is not known, on the date on which such Vessel was last reported;

(b)

in the case of a constructive total loss of a Vessel, upon the date and at the time notice of abandonment of the ship is given to the then insurers of such Vessel (provided a claim for total loss is admitted by such insurers) or, if such insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)

in the case of a compromised or arranged total loss of a Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of such Vessel;

(d)	in the case of Requisition, on the date when that occurs; and

(e)

in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Vessel (other than within the definition of Requisition) on the date falling ninety (90) days after such incident.

4.5	Mandatory prepayment on sale of Mortgaged Vessel

On the date of completion of the sale or transfer of ownership of any Mortgaged Vessel the Borrowers must prepay the Loan by an amount equal to the greater of (i) the Relevant Advance and (ii) provided there remains a balance of the sale or transfer proceeds after the prepayment of the Relevant Advance, such amount as would be required to ensure that the Security Value after such prepayment is at least equal to the Required Security Amount.

4.6	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.6.1	accrued interest on the amount of the Loan to the date of such prepayment;

4.6.2	any additional amount payable under clauses 6.6 or 11.2; and

4.6.3

all other sums payable by the Borrowers to the Bank under this Agreement or any of the other Security Documents including, without limitation, any accrued commitment commission payable under clause 5.1 and any Break Costs.

4.7	Notice of prepayment; reduction of repayment instalments

4.7.1

No prepayment may be effected under clause 4.2 unless the Borrowers shall have given the Bank at least three (3) Banking Days’ prior written notice of their intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable, shall specify the amount to be prepaid and the Advance which is to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified.

4.7.2

Any amounts prepaid pursuant to clause 4.2 shall be applied against the relevant Advance in reducing the repayment instalments thereof (including the Balloon Instalment) pro rata or in such other manner and order as shall be agreed between the Borrowers and the Bank at the time of such prepayment.

4.7.3

Any amounts prepaid pursuant to clauses 4.3 and 4.5 shall be applied fully against the Relevant Tranche and thereafter shall be applied pro rata against the repayment instalments of the remaining Tranches which are at that time outstanding (including the Balloon Instalments) or in such other manner and order as shall be agreed between the Borrowers and the Bank at the time of such prepayment.

4.7.4	The Borrowers may not prepay any part of the Loan except as expressly provided in this Agreement.

4.7.5	No amount prepaid may be reborrowed.

5	Fees and expenses

5.1	Management fee

The Borrowers shall pay to the Bank on the Execution Date a non-refundable management fee of USD 101,250, to the extent that it has not been paid prior to the Execution Date.

5.2	Expenses

The Borrowers agree to reimburse the Bank on a full indemnity basis on demand for all expenses and/or disbursements whatsoever certified by the Bank as having been incurred by it from time to time and at any time:

5.2.1

in connection howsoever with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, indulgence or the granting of any waiver or consent howsoever in connection with any of the Security Documents; and

5.2.2

in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretion under any of the Security Documents or any amendment thereto or consideration of the Bank’s rights thereunder or any action proposed or taken with interest at the rate referred to in clause 3.4 from the date on which such expenses and/or disbursements were incurred to the date of payment (as well after as before judgment).

5.3	Value Added Tax

All fees and expenses payable under to this clause 5 must be paid with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Bank under this Agreement must, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrowers must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with any of the Management Agreements, the Security Documents or the Loan and agree to indemnify the Bank against any liability arising by reason of any delay or omission by any Borrower to pay such duties or taxes.

6	PAYMENTS AND TAXES, ACCOUNTS AND CALCULATIONS

6.1	No set-off or counterclaim

All payments to be made by the Borrowers under any of the Security Documents must be made in full, without any set-off or counterclaim whatsoever and, subject to clause 6.6, free and clear of any deductions or withholdings, in USD not later than 11 a.m. London time on the due date in freely available funds to such account and in such place as the Bank may from time to time notify to the Borrowers.

6.2	Payment by the Bank

The proceeds of the Loan to be advanced by the Bank to the Borrowers under this Agreement must be remitted in USD on the relevant Drawdown Date to the account or accounts specified in the relevant Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.5	Currency of account

If any sum due from the Borrowers under any of the Security Documents, or under any order or judgment given or made in relation thereto or for any other reason whatsoever, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrowers, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrowers undertake to indemnify and hold harmless the Bank from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to covert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrowers under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6	Grossing-up for Taxes

If at any time the Borrowers must make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrowers in respect of such payment must then be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been made and the Borrowers agree to indemnify the Bank on demand against any losses or costs certified by the Bank to have been incurred by it by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers must promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Loan account

The Bank agrees to maintain a control account showing the Loan and other sums owing by the Borrowers under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Security Documents.

6.8	Partial payments

If, on any date on which a payment is due to be made by the Borrowers under any of the Security Documents (the “due amount”), the amount received by the Bank from the Borrowers on such date is less than the full due amount then, without prejudice to any rights or remedies available to the Bank under any of the Security Documents, the Bank must apply the amount actually received from the Borrowers in or towards discharge of the obligations of the Borrowers under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrowers:

6.8.1	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Bank under any of the Security Documents;

6.8.2	secondly, in or towards payment of any fees payable to the Bank under, or in relation to, the Security Documents which remain unpaid;

6.8.3	thirdly, in or towards payment to the Bank of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;

6.8.4	fourthly, in or towards payment to the Bank of any principal in respect of the Loan which shall have become due but remains unpaid;

6.8.5

fifthly, in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement; and

6.8.6

sixthly in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

The order of application set out in clauses 6.8.1 to 6.8.6 may be varied by the Bank without any reference to, or consent or approval from, the Borrowers.

6.9	FATCA

6.9.1	Subject to Clause 6.9.3 below, each Party shall, within ten (10) Banking Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)

supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

6.9.2

If a Party confirms to another Party pursuant to Clause 6.9.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

6.9.3	Clause 6.9.1(a) above shall not oblige the Bank to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any policy of the Bank;

(c)	any fiduciary duty; or

(d)	any duty of confidentiality.

6.9.4

If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 6.9.1(a) above (including, for the avoidance of doubt, where Clause 6.9.3 above applies), then:

(a)

if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Security Documents as if it is not a FATCA Exempt Party; and

(b)

if that Party failed to confirm its applicable passthru percentage then such Party shall be treated for the purposes of the Security Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

6.10	Gross-up in the event of a FATCA Deduction – Borrowers

6.10.1

If a Borrower is required to make a FATCA Deduction, that Borrower shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA;

6.10.2

If a FATCA Deduction is required to be made by a Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required;

6.10.3	Each Borrower shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Bank accordingly; and

6.10.4

Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the relevant Borrower shall deliver to the Bank evidence satisfactory to the Bank that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

7	REPRESENTATIONS AND WARRANTIES

7.1	Continuing representations and warranties

The Borrowers represent and warrant to the Bank that:

7.1.1	Due incorporation

each of the Security Parties is duly incorporated and validly existing in good standing, under the laws of its respective country of incorporation, in each case, as a corporation and has power to carry on its respective businesses as it is now being conducted and to own their respective property and other assets to which it has unencumbered legal and beneficial title except as disclosed to the Bank in writing;

7.1.2	Corporate power

each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrowers to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party or other member of the Group is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party or any other member of the Group is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of, or oblige any of the Security Parties to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties;

7.1.5	No default

no Default has occurred;

7.1.6	No litigation or judgments

no Proceedings are current, pending or, to the knowledge of the officers of any Borrower, threatened against any of the Security Parties or any other Group Members or their assets which could have a Material Adverse Effect and there exist no judgments, orders, injunctions which would materially affect the obligations of the Security Parties under the Security Documents;

7.1.7	No filings required

except for the registration of the Mortgages in the relevant register under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8	Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected and are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation (including all such as relate to money laundering);

7.1.9	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages, the Earnings Account Pledges and the Retention Account Pledge), the choice of the law of the Flag State to govern the Mortgages, the choice of French law to govern the Earnings Account Pledges and the Retention Account Pledge and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.10	No immunity

no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.11	Financial statements correct and complete

the latest audited and unaudited consolidated financial statements of the Corporate Guarantor in respect of the relevant financial year as delivered to the Bank present or will present fairly and accurately the financial position of the Corporate Guarantor and the consolidated financial position of the Group as at the date thereof and the results of the operations of the Corporate Guarantor and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date, neither the Corporate Guarantor nor any of its subsidiaries have any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.12	Pari passu

the obligations of the Borrowers under this Agreement are direct, general and unconditional obligations of the Borrowers and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrowers except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.13	Information/ Material Adverse Effect

all information whatsoever provided by any Security Party to the Bank in connection with the negotiation and preparation of the Security Documents or otherwise provided hereafter in relation to, or pursuant to this Agreement is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein and there has not occurred any event which could have a Material Adverse Effect on any Security Party since such information was provided to the Bank; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading;

7.1.14	No withholding Taxes

no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.1.15	Use of proceeds

the Borrowers shall apply the Loan only for the purposes specified in clauses 1.1 and 2.1;

7.1.16	The Mortgaged Vessels

throughout the Facility Period, each Mortgaged Vessel will be :

(a)	in the absolute sole, legal and beneficial ownership of the relevant Owner;

(b)	registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;

(d)	in good and sea-worthy and cargo-worthy condition; and

(e)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society which have not been complied with.

7.1.17	Mortgaged Vessels’ employment

except with the prior written consent of the Bank there will not be any agreement or arrangement in respect of the employment of any Mortgaged Vessel whereby the Earnings of any Mortgaged Vessel may be shared howsoever with any other person except (a) for customary profit sharing arrangements under a charterparty or (b) if (i) the aggregate Earnings of the Mortgaged Vessels are sufficient to cover the aggregate of the Borrowers’ payment obligations under this Agreement and vessel operating expenses as they fall due and (ii) no Event of Default has occurred which is continuing;

7.1.18	Freedom from Encumbrances

no Mortgaged Vessel nor its Earnings, Insurances or Requisition Compensation nor the Earnings Accounts, the Retention Account nor any Extended Employment Contract in respect of the Mortgaged Vessel nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;

7.1.19	Environmental Matters

except as may already have been disclosed by the Borrowers in writing to, and acknowledged and accepted in writing by, the Bank:

(a)	the Borrowers and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates, have complied with the provisions of all Environmental Laws;

(b)

the Borrowers and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

(c)

no Environmental Claim has been made or threatened or pending against any Borrower, or, to the best of the Borrowers’ knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates; and

(d)	there has been no Environmental Incident;

7.1.20	ISM and ISPS Code

each of the Borrowers has complied with and continues to comply with and has procured that the relevant Technical Manager has complied with and continues to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to its business and in particular each Borrower or the relevant Technical Manager has obtained and maintains a valid DOC and SMC for each Mortgaged Vessels and that it and the relevant Technical Manager has implemented and continues to implement an ISM SMS;

7.1.21	Copies true and complete

the Certified Copies or originals of the Underlying Documents delivered or to be delivered to the Bank pursuant to clause 8.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.1.22	Ownership of Borrowers

all the shares in each Borrower are legally and beneficially owned by the relevant Shareholder;

7.1.23	Beneficiary of Loan

the Borrowers are the ultimate beneficiaries of the Loan;

7.1.24	Indebtedness

no Security Party has incurred any Indebtedness save under this Agreement and the Indentures or as otherwise disclosed to the Bank in writing or as disclosed in the Group’s public filings;

7.1.25	Filings

the Corporate Guarantor and each Borrower has filed all tax and other fiscal returns required to be filed by any tax authority to which it is subject;

7.1.26	Office

no Borrower has an office in England;

7.1.27	Sanctions

(a)	no Borrower nor any Security Party:

(i)	is a Sanctions Restricted Person;

(ii)	owns or controls directly or indirectly a Sanctions Restricted Person; or

(iii)	has a Sanctions Restricted Person serving as a director, officer or, to the best of its knowledge, employee; and

(b)

no proceeds of the Loan shall be made available, directly or to the knowledge of the Borrowers (after reasonable enquiry) indirectly, to or for the benefit of a Sanctions Restricted Person contrary to Sanctions or for transactions in a Sanctions Restricted Jurisdiction nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions;

7.1.28	Insolvency

no Borrower is unable or has admitted inability to pay its debts as they fall due, has suspended making payments on any of its debts or has announced an intention to do so, is or has become insolvent; or, save as disclosed to the Bank prior to the Execution Date, or has suffered the declaration of a moratorium in respect of any of its Indebtedness;

7.1.29	No business

no Borrower has undertaken any business or employed any person or incurred any obligations in respect of any pension scheme, save in respect of the Master, officers and crew of the Vessel owned by it;

7.1.30	FATCA

none of the Security Parties is a FATCA FFI or a US Tax Obligor;

7.1.31	Manager

each of the Commercial manager and the Technical Managers is fit and proper commercial and technical manager of the Vessels with the sufficient and fully trained personnel, experience and ability to perform its obligations in accordance with all applicable laws and regulations and in accordance with first class international ship management practice;

7.1.32	Indenture

the entry by the Borrowers into this Agreement, and their borrowing of the Loan hereunder, and the execution by the Corporate Guarantor of the Corporate Guarantee do not breach Section 4.10 or any other provision of either Indenture.

7.2	Repetition of representations and warranties

On each day throughout the Facility Period the Borrowers shall be deemed to repeat the representations and warranties in clause 7 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.

8	UNDERTAKINGS

8.1	General

The Borrowers undertake with the Bank that, from the Execution Date until the end of the Facility Period, they will:

8.1.1	Notice of Default and Proceedings

promptly inform the Bank of:

(a)

any Default (including the occurrence of any Event of Default under (and as defined in) either Indenture, in which case the Borrowers shall also provide to the Bank copies of all demands or notices made in connection therewith) and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents;

(b)

as soon as the same is instituted or threatened, details of any Proceedings involving any Security Party which could have a Material Adverse Effect on that Security Party and/or the operation of either of the Vessels (including, but not limited to any Total Loss of a Vessel or the occurrence of any Environmental Incident);

(c)	to the extent permitted by law, details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority;

and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing and no such Proceedings are on foot or threatened and no such claim, action, suit, proceedings or investigation with respect to Sanctions are on foot or threatened;

8.1.2	Authorisation

obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Bank with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Corporate Existence/ Ownership

ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction and ensure that each Borrower is owned and controlled, directly or through other companies, by the Corporate Guarantor;

8.1.4	Use of proceeds

use the Advances exclusively for the purposes specified in clauses 1.1 and 2.1;

8.1.5	Pari passu

ensure that their obligations under this Agreement shall at all times rank at least pari passu with all their other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.6	Financial statements

send to the Bank (or procure that is sent):

(a)

as soon as possible, but in no event later than 180 days after the end of each of its Financial Years, annual audited (prepared in accordance with US GAAP by a firm of accountants acceptable to the Bank) consolidated balance sheet and profit and loss accounts of the Corporate Guarantor and all companies which are owned, directly or indirectly, or controlled by it (commencing with the Financial Year ending 31 December 2016); and

(b)

as soon as possible, but in no event later than 75 days after the end of each financial quarter in each of its Financial Years, the Corporate Guarantor’s unaudited consolidated balance sheet and profit and loss accounts for that financial quarter certified as to their correctness by its chief financial officer;

8.1.7	Reimbursement of MII & MAP Policy premiums

reimburse the Bank on the Bank’s written demand the amount of the premium payable by the Bank for the inception or, as the case may be, extension and/or continuance of the MII & MAP Policy (including any insurance tax thereon);

8.1.8	Compliance Certificates

deliver to the Bank on the earlier of (i) the date on which the quarterly reports are delivered under clause 8.1.6 and (ii) the date falling 75 days after the end of the financial quarter to which they refer, a Compliance Certificate together with such supporting information as the Bank may require;

8.1.9	Provision of further information

provide the Bank, and procure that the Corporate Guarantor provides the Bank, with such financial or other information concerning the Borrowers, the Corporate Guarantor, the other Group Members and their respective affairs, activities, financial standing, Indebtedness and operations and the performance of the Mortgaged Vessels and any other ship owned by any Group Member as the Bank may from time to time reasonably require and upon request therefor provide to the Bank information of any significant nature in respect of a Borrower and/or any other Group Member including, but not limited to, details of any loans borrowed or repaid by any of them, the purchase or sale of any substantial assets (including ships) by any of them and/or the restructuring of any loan of which any of them is a borrower, and all other documentation and information as the Bank may from time to time require in order to comply with its, and all other relevant, know-your-customer regulations;

8.1.10	Obligations under Security Documents

duly and punctually perform each of the obligations expressed to be imposed or assumed by them under the Security Documents and Underlying Documents and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;

8.1.11	Compliance with ISM Code

comply with, and will procure that any Operator will comply with, and ensure that the Mortgaged Vessels and any Operator comply with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period (as defined in the Mortgages);

8.1.12	Withdrawal of DOC and SMC

immediately inform the Bank if there is any actual withdrawal of their or any Operator’s DOC or the SMC of either Mortgaged Vessel;

8.1.13	Issuance of DOC and SMC

and will procure that any Operator will, promptly inform the Bank of the receipt by any Borrower or any Operator of notification that its application for a DOC or any application for an SMC for any Mortgaged Vessel has been refused;

8.1.14	ISPS Code Compliance

and will procure that any Technical Manager or any Operator will:

(a)	maintain at all times a valid and current ISSC in respect of each Mortgaged Vessel;

(b)	immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of a Mortgaged Vessel; and

(c)	procure that each Mortgaged Vessel will comply at all times with the ISPS Code;

8.1.15	Compliance with Laws, Sanctions and payment of taxes

(a)

and shall procure that each Technical Manager (other than the Third Party Manager) will, comply with all relevant Environmental Laws, laws, statutes and regulations (including, but not limited to, laws relating to any trading prohibition imposed by the Flag State, the country of incorporation of the Borrowers or the country of nationality of any crew member of any Vessel by which such Borrower is bound), Sanctions and pay all taxes for which it is liable as they fall due provided, however, that the Borrowers shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, so long as the legality thereof has been contested by them in good faith and by appropriate proceedings or other acts and they shall have set aside on their books adequate reserves with respect thereof;

(b)

without limiting paragraph (a) above, not employ any Vessel nor allow its employment, operation or management in any manner contrary to any law or regulation including, but not limited to, the ISM Code, the ISPS Code and all Environmental Laws which has or is likely to have a Material Adverse Effect, and Sanctions;

8.1.16	Charters etc.

(i) deliver to the Bank a Certified Copy of each Extended Employment Contract upon its execution, (ii) forthwith on the Bank’s request execute (a) a Charter Assignment in respect thereof and (b) any notice of assignment required in connection therewith and use reasonable efforts to procure the acknowledgement of any such notice of assignment by the relevant charterer (provided that any failure to procure the same shall not constitute an Event of Default) and (iii) pay all legal and other costs incurred by the Bank in connection with any such Charter Assignments, forthwith following the Bank’s demand;

8.1.17	Financial Covenants of the Group

procure that

(a)	at no time shall the Liquidity of the Group be less than USD 30,000,000;

(b)	the Net Total Debt divided by the Total Assets shall be less than (i) for the period to (and including) 31 December 2018, 90% and (iii) thereafter, 75%;

8.1.18	Indebtedness

not incur any Indebtedness other than (i) in the ordinary course of trading the Vessel of which it is the owner, (ii) under the Indentures or (iii) with the prior written consent of the Bank;

8.1.19	Trading

not permit any Vessel to trade in any area prohibited by the government of the Flag State or in breach of Sanctions;

8.1.20	Subordination

ensure that all Indebtedness of any Borrower to its shareholders or to any other Group Member is fully subordinated to the Loan, and to subordinate to the Loan any Indebtedness issued to a Borrower by the Corporate Guarantor (save for the Indentures), all in a form acceptable to the Bank; and

8.1.21	Sanctions

(a)	without limiting Clause 8.1.14, procure that:

(i)	no Vessel is used by or for the benefit of a Sanctions Restricted Person contrary to Sanctions;

(ii)	no Vessel is used in trading in any Sanctions Restricted Jurisdiction or in any manner contrary to Sanctions;

(iii)	no Vessel trades in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances;

(b)

not fund all or part of any payment under the Loan out of proceeds derived directly or to their knowledge (after reasonable enquiry) indirectly from any activity or transaction with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction or which would otherwise cause any party to be in breach of any Sanctions; and

(c)

procure that no proceeds to their knowledge (after reasonable enquiry) from activities or business with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction are credited to either Earnings Account.

8.1.22	Delivery of reports

deliver to the Bank upon request as many Certified Copies as the Bank may reasonably require of every report, circular, notice or like document issued by any Security Party to its shareholders or creditors generally, unless the contents of such report, circular, notice or like document has already been disclosed in filings made with the US Securities and Exchange Commission;

8.1.23	Vessel information

provide the Bank promptly on request with all such information as it may from time to time require in relation to each Vessel, her Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents), her employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for her employment, or otherwise howsoever concerning her, as well as copies of all original class records held by the Classification Society in relation to each Vessel, all reports of port state control inspections of each Vessel and information on the financial and operating performance of each Vessel in such form as the Bank may approve or require and all such information as it may from time to time require to determine the Valuation Amount of each Vessel in accordance with clause 8.2.2;

8.1.24	Inspection

permit the Bank, at the cost of the Borrowers and upon receipt of at least 15 days written notice, by surveyors or other persons appointed by it for such purpose, to board either Mortgaged Vessel at any time, provided in each case that the Bank shall use reasonable endeavours to ensure that such inspections or surveys shall not interfere with the operation of such Mortgaged Vessel for the purpose of inspecting her and to afford all proper facilities for such inspections and for this purpose to give the Bank reasonable advance notice of any intended drydocking of each Vessel (whether for the purpose of classification, survey or otherwise) and pay the costs in respect of each such inspection or survey;

8.1.25	Indentures

comply with all of the obligations undertaken by the Corporate Guarantor under the Indentures which are set out in the Indenture Excerpt (as evidenced by the Corporate Guarantor’s periodic SEC filings) and the Borrowers further agree that:

(a)	any terms defined in the Second Indenture shall have those meanings when used in the Indenture Excerpt;

(b)

no waiver or variation of any term of either Indenture by any person shall waive or vary the Borrowers’ obligations hereunder to comply with the obligations in the Indenture Excerpt, except with the consent of the Bank;

(c)

the Borrowers shall continue to be bound by their, or as the case may be, the Corporate Guarantor’s, obligations as set out in the Indenture Excerpt following a Covenant Defeasance (as defined in either Indenture) or a Legal Defeasance (as defined in either Indenture) or other termination or cancellation of the Indenture;

(d)

the Borrowers will not, and will procure that the Corporate Guarantor will not, vary any material term of either Indenture without the prior written consent of the Bank, however this will not affect their right of partial or full prepayment of either Indenture.

8.1.26	Dividends

Provided that (i) no Event of Default has occurred or shall be caused thereby and (ii) no default (howsoever thereunder defined) has occurred or shall be caused thereby in respect of any Indebtedness of the Corporate Guarantor, the Corporate Guarantor may declare or pay dividends or distribute any of its present or future assets, undertakings, rights or revenues in an amount not exceeding USD 0.06 per issued share per quarter for any relevant financial year or quarter (the “Dividend Quota”) to any of its partners, members or shareholders, and the Corporate Guarantor may make such other investments as it may require (and, notwithstanding the terms of this Clause, the Bank hereby agrees and confirms that the Corporate Guarantor may pay dividends out of any undistributed Dividend Quota in any previous financial year).

8.2	Security value

8.2.1	Security shortfall

If, at any time, the Security Value shall be less than the Required Security Amount, the Bank shall give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers must either:

(a)

prepay within a period of thirty (30) days of the date of receipt by the Borrowers of the Bank’s said notice such part of the Loan as will result in the Security Value after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to or higher than the Required Security Amount; or

(b)

within thirty (30) days of the date of receipt by the Borrowers of the Bank’s said notice provide to the satisfaction of the Bank such further security for the Loan as shall be acceptable to the Bank having a value for security purposes (as determined by the Bank in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Required Security Amount as at such date.

The provisions of clauses 4.6 and 4.7 shall apply to prepayments under clause 8.2.1(a) provided that the Bank shall apply such prepayments (i) pro rata against the Advances, (ii) in reduction of the repayment instalments under clause 4.1 (including the Balloon Instalments) pro rata (or in such other manner and order as shall be agreed between the Borrowers and the Bank at the time of such prepayment) and the amounts of the Loan prepaid hereunder shall not be available to be re-borrowed.

8.2.2	Valuation of Mortgaged Vessels

Each Mortgaged Vessel shall, for the purposes of this Agreement, be valued in USD by taking a valuation prepared by an Approved Broker appointed by the Bank, such valuation to be made without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller without taking into account the benefit or burden of any charterparty or other engagement concerning the relevant Mortgaged Vessel and to be obtained at any time as the Bank shall require at the cost of (a) in respect of one valuation in every 12 months period or valuations obtained following the occurrence of an Event of Default which is continuing, unremedied and unwaived, the Borrowers and (b) otherwise, the Bank.

The Approved Broker’s valuations for each Mortgaged Vessel on each such occasion shall constitute the Valuation Amount of that Mortgaged Vessel for the purposes of this Agreement until superceded by the next such valuation.

8.2.3	Information

The Borrowers undertake with the Bank to supply to the Bank and to the Approved Broker such information concerning the relevant Mortgaged Vessel and its condition as such shipbrokers may require for the purpose of determining any Valuation Amount.

8.2.4	Costs

All costs in connection with the obtaining and any determining of any Valuation Amount pursuant to Clause 8.2.2(a) and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to clause 8.2.1(b), must be paid by the Borrowers.

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value (i) of any additional security over a ship (other than the Vessels) shall be determined in accordance with clause 8.2.2 and (ii) of any other additional security provided or to be provided to the Bank shall be determined by the Bank after consultation with the Borrowers.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Bank shall be entitled to receive (at the Borrowers’ expense) such evidence and documents of the kind referred to in Schedule 2 as may in the Bank’s opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require.

8.3	Negative undertakings

The Borrowers jointly and severally undertake with the Bank that, from the Execution Date until the end of the Facility Period, they will not, without the prior written consent of the Bank:

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Group Member or any other person;

8.3.2	No merger or transfer

merge or consolidate with any other person or permit any change to the direct or indirect ownership of their shares from that existing at the Execution Date;

8.3.3	Disposals

sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.3.4	Other business or manager

undertake any business other than the ownership and operation of the Vessels or employ anyone other than the Commercial Manager and the relevant Technical Manager as, respectively, commercial and technical manager of the Vessels;

8.3.5	Acquisitions

acquire any further assets other than the Vessels and rights arising under contracts entered into by or on behalf of the Borrowers in the ordinary course of their businesses of owning, operating and chartering the Vessels;

8.3.6	Other obligations

incur any obligations (to any Group Member or otherwise) except for obligations arising under the Underlying Documents or the Security Documents or the Indentures or contracts entered into (or in the case of any obligation to any Group Member, reasonably entered into) in the ordinary course of its business of owning, operating and chartering the Vessels (and for the purposes of this Agreement any obligations incurred under the Management Agreements are deemed to have been reasonably incurred in the ordinary course of business);

8.3.7	No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents or as otherwise disclosed in writing by the Borrower to the Bank on or prior to the date of this Agreement other than Borrowed Money borrowed from its Shareholder or any other member of the Group which is fully subordinated and assigned in favour of the Bank on such terms and conditions as the Bank may in its discretion agree;

8.3.8	Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with any of its Borrowed Money except for Borrowed Money pursuant to the Security Documents or as otherwise disclosed in writing by the Borrowers to the Bank on or prior to the date of this Agreement;

8.3.9	Guarantees

issue any guarantees or otherwise become directly or contingently liable, or give security or quasi security for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for (i) guarantees from time to time required in the ordinary course of business and/or by any protection and indemnity or war risks association with which a Vessel is entered, guarantees required to procure the release of a Vessel from any arrest, detention, attachment or levy or guarantees required for the salvage of a Vessel, (ii) senior unsecured guarantees issued under the Indentures and (iii) such other guarantees to which the Bank shall have consented in writing;

8.3.10	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11	Sureties

permit any Indebtedness of any Borrower to any person (other than the Bank pursuant to the Security Documents) to be guaranteed by any person (except for guarantees from time to time required in the ordinary course of business and in the ordinary course by any protection and indemnity or war risks association with which a Vessel is entered, guarantees required to procure the release of such Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Vessel); or

8.3.12	Subsidiaries

form or acquire any Subsidiaries

8.3.13	Change of name, manager, flag or class

change the name, Commercial Manager (other than as contemplated by the definition of Commercial Manager), Technical Manager (other than as contemplated by the definition of Technical Manager), flag, Classification or Classification Society of any Vessel;

8.3.14	Charters

without the prior written consent of the Bank and then, if such consent is given, only subject to such conditions as the Bank may impose, let or agree to let any Vessel:

(i)	on demise charter for any period; or

(ii)	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months’ duration; or

(iii)	on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

(iv)	below a fair and reasonable arms-length rate obtainable at the time when the relevant Vessel is fixed;

8.3.15	Nuclear waste

permit any Vessel to carry nuclear waste or radioactive material;

8.3.16	Change in constitutional documents

amend or vary its constitutional documents;

8.3.17	Employees

employ any person except the Master, officers and crew of the Vessel owned by it;

8.3.18	FATCA

become a FATCA FFI or a US Tax Obligor and shall procure that no Security Party shall do so;

8.3.19	Anti-corruption law

(and shall procure that none of the other Security Parties or Group Members will) directly or indirectly use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

8.4	Indentures

Notwithstanding anything in this Agreement:

(i)	any terms, transactions or events permitted by the Indenture Excerpt; and

(ii)	save as otherwise expressly provided in this Agreement, any other terms or transactions or events permitted by the Indentures shall be deemed to be permitted by this Agreement.

9	CONDITIONS

9.1	Documents and evidence

The Bank’s obligation to make available the Advances is subject to the following conditions precedent:

9.1.1

that, on or before the service of the first Drawdown Notice hereunder, the Bank has received the documents described in Part A of Schedule 2 in form and substance satisfactory to the Bank and its lawyers;

9.1.2

that, on or before drawdown of an Advance the Bank has received the documents described in Part B of Schedule 2 in respect of the Relevant Vessel (as defined in Schedule 2) in form and substance satisfactory to the Bank and its lawyers;

9.1.3

the representations and warranties contained in clause 7 and clauses 4.1 and 4.2 of the Corporate Guarantee being then true and correct as if each was made with respect to the facts and circumstances existing at such time; and

9.1.4	no Default having occurred and being continuing and there being no Default which would result from the making of the Loan.

9.2	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.

9.3	Further conditions precedent/conditions subsequent

Not later than five (5) Banking Days prior to a Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Bank may request and the Borrowers must, not later than two (2) Banking Days prior to such date, deliver to the Bank (at the Borrowers’ expense) on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

9.4	English language

All documents required to be delivered under and/or supplied in connection with any of the Security Documents must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Bank.

10	EVENTS OF DEFAULT

10.1	Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1

Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable (i) under clauses 3.1 and 4.1 shall be treated as having been paid at the stipulated time if (aa) received by the Bank within three (3) Banking Days of the dates therein referred to and (bb) such delay in receipt is caused by administrative or other delays or errors within the banking system and (ii) on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2

Breach of Insurance and certain other obligations: any Owner or, as the context may require, any Technical Manager or any other person fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for any of the Mortgaged Vessels or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of a Borrower or any other person or a Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clause 8; or

10.1.3

Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) unless such breach or omission, in the opinion of the Bank is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within fifteen calendar (15) days of the occurrence thereof; or

10.1.4

Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5

Cross-default: any Indebtedness of any Security Party (other than a Borrower) in an amount exceeding ten million Dollars (USD 10,000,000) or any Indebtedness of any Borrower is not paid when due (subject to applicable grace or cure periods) or any such Indebtedness of any Borrower or any other Security Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Borrower or other Security Party of a voluntary right of prepayment), or any creditor of any Borrower or any other Security Party becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Borrower or any other Security Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned; or

10.1.6

Execution: any uninsured judgment or order made against any Security Party is not stayed, appealed against or complied with within thirty (30) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within forty (40) days; or

10.1.7

Insolvency: any Security Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; or any Security Party has negative net worth (taking into account contingent liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.8

Reduction or loss of capital: a meeting is convened by any Security Party (other than the Corporate Guarantor) without the Bank’s prior written consent, for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital without the Bank’s prior written consent; or

10.1.9

Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind-up any Security Party or an order is made or resolution passed for the dissolution or winding up of any Security Party or a notice is issued convening a meeting for such purpose; or

10.1.10

Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party or the Bank reasonably believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party; or

10.1.11

Appointment of receivers and managers: any administrative or other receiver of any Security Party is appointed anywhere or any material part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any material part of the assets of any Security Party; or

10.1.12

Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or by any of its creditors (other than the Corporate Guarantor) or any legal proceedings are taken in respect of the Corporate Guarantor, with a view to the general readjustment or rescheduling of all or part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.13

Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.14

Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business without the prior written consent of the Bank, such consent not to be unreasonably withheld (it being agreed that a sale of a Vessel by the Borrower who is the owners thereof shall not constitute an Event of Default provided that the Borrowers comply with Clause 4.4); or

10.1.15

Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

10.1.16

Invalidity: any of the Security Documents and the Underlying Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents and the Underlying Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.17

Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for a Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.19	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.20

Arrest: a Mortgaged Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of its Owner and that Owner shall fail to procure the release of such Mortgaged Vessel within a period of thirty (30) days thereafter (this clause does not include capture of a Vessel by pirates for up to 12 months (but does apply if such capture exceeds 12 months) if relevant underwriters confirm in writing (in terms satisfactory to the Bank) within ninety (90) day of capture, that such capture will be covered by the relevant Borrower’s war risks insurance); or

10.1.21	Registration: the registration of a Mortgaged Vessel under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Bank; or

10.1.22

Unrest: the Flag State of a Mortgaged Vessel or the country in which any Security Party is incorporated or domiciled becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means (which hostilities or civil war or seizure of power would reasonably be expected to have a Material Adverse Effect) unless the Owner of the Vessel registered in such Flag State shall have transferred its Vessel onto a new flag acceptable to the Bank within sixty (60) days of the start of such hostilities or civil war or seizure of power; or

10.1.23

Environmental Incidents: an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the opinion of the Bank be expected to have a Material Adverse Effect (i) on the business, assets or financial condition of any Security Party or the Group taken as a whole or (ii) on the security constituted by any of the Security Documents or the enforceability of that security in accordance with its terms; or

10.1.24

P&I: an Owner or a Technical Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Mortgaged Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Mortgaged Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.25

Material events: any other event occurs or circumstance arises which, in the opinion of the Bank, is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or (ii) the security created by any of the Security Documents; or

10.1.26

Required Authorisations: any Required Authorisation is revoked or withheld or modified (the effect of which would be to have a Material Adverse Effect) or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents;

10.1.27

Ownership/management: there is any change in the direct or indirect ownership of any Borrower or any Vessel (from that disclosed pursuant to paragraph (h) of Schedule 2, Part A) or a change of Commercial Manager (other than as contemplated by the definition of Commercial Manager) or Technical Manager (other than as contemplated by the definition of Technical Manager) of any Vessel without the prior written consent of the Bank;

10.1.28

Change of Control: there shall occur a “Change of Control” (as defined in the Second Indenture) or the Permitted Holder owns less than 20% of the issued share capital of the Corporate Guarantor or there is a change of control (as defined in the definition of “subsidiary” in Clause 1.2) in respect of either Shareholder; or

10.1.29

Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (91/308 EEC) of the Council of the European Communities.

10.2	Acceleration

The Bank may, without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default so long as the same is continuing by notice to the Borrowers declare that:

10.2.1	the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall immediately be cancelled; and/or

10.2.2

the Loan and all interest and commitment commission accrued and all other sums payable whensoever under the Security Documents have become due and payable, whereupon the same shall, immediately or otherwise in accordance with the terms of such notice, become due and payable.

10.3	Demand basis

If, under clause 10.2.2, the Bank has declared the Loan to be due and payable on demand, at any time thereafter the Bank may by further notice to the Borrowers demand repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable accordingly with all interest and commitment commission accrued and all other sums payable under this Agreement.

11	INDEMNITIES

11.1	General indemnity

Each Borrower agrees to indemnify the Bank on demand, without prejudice to any of the Bank’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense (including, without limitation, any Break Costs) which the Bank shall certify as sustained by it (a) as a consequence of any Default, any prepayment of the Loan being made under clauses 4.2, 4.3, 4.5, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; and/or any Advance not being made for any reason (excluding any default by the Bank) after the Drawdown Notice for such Advance has been given or (b) in connection with Sanctions.

11.2	Environmental indemnity

The Borrowers shall indemnify the Bank on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings, penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against the Bank which would not have been, or been capable of being, made or asserted against the Bank had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.

11.3	Capital adequacy and reserve requirements indemnity

The Borrowers shall promptly indemnify the Bank on demand against any cost incurred or loss suffered by the Bank as a result of its complying with (i) the minimum reserve requirements from time to time of the European Central Bank (ii) any capital adequacy directive of the European Union and/or (iii) any revised framework for international convergence of capital measurements and capital standards and/or any regulation imposed by any Government Entity in connection therewith, and/or in connection with maintaining required reserves with a relevant national central bank to the extent that such compliance or maintenance relates to the Commitment or deposits obtained by it to fund the whole or part thereof and to the extent such cost or loss is not recoverable by the Bank under clause 11.2.

12	UNLAWFULNESS AND INCREASED COSTS MITIGATION

12.1	Unlawfulness

Regardless of any other provision of this Agreement, in the event that the Bank notifies the Borrowers that by reason of:

(a)	the introduction of or any change in any applicable law or regulation or any change in the interpretation or application thereof; or

(b)	compliance by the Bank with any directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity it becomes unlawful or it is prohibited by or contrary to such directive request or requirement for the Bank to maintain or give effect to any of its obligations in connection howsoever with this Agreement then (i) the Commitment shall be reduced to zero and (ii) the Borrowers shall be obliged to prepay the Loan either immediately or on a future date (specified in the Bank’s notice) not being earlier than the latest date permitted by the relevant law, regulation, directive, request or requirement with interest and commitment commission accrued to the date of prepayment and all other sums payable whensoever by the Borrowers under this Agreement.

12.2	Increased costs

If the Bank certifies to the Borrowers that at any time the effect of any applicable law, regulation or regulatory requirements or the interpretation or application thereof or any change therein (including the imposition upon whomsoever of Taxes on payments hereunder or otherwise howsoever in connection with this Agreement other than taxes on the overall net income of the Bank) or the effect of complying with any applicable directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity (including, but not limited to, the 1988 Basle Convergence Agreement and including any kind of liquidity, stock or capital adequacy controls or other banking or monetary controls or requirements which affect the manner in which the Bank or its holding company allocates capital resources to the Bank’s obligations hereunder) is to:

12.2.1

subject the Bank to Taxes or change the basis of Taxation of the Bank relating to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income of the Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Bank or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Bank under any of the Security Documents; and/or

12.2.4

reduce the Bank’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Documents; and/or

12.2.5	require the Bank or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by the Bank under any of the Security Documents; and/or

12.2.6

require the Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3) the Borrowers must on demand either:

(a)

pay to the Bank the amount which the Bank certifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Bank or its holding company regards as confidential) is required to compensate the Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss; or

(b)	prepay the Loan, in respect of which prepayment the terms of clause 4.5 shall apply.

For the purposes of this clause 12.2 and clause 12.4 “holding company” means the company or entity (if any) within the consolidated supervision of which the Bank is included.

12.3	Exception

Nothing in clause 12.2 shall entitle the Bank to receive any amount relating to compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

13	SECURITY, SET-OFF AND MISCELLANEOUS

13.1	Application of moneys

All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied by the Bank as follows, or in such other order as the Bank may require in its absolute discretion:

13.1.1	first, in or toward payment of all unpaid fees, commissions, sums which have been demanded by way of indemnity and expenses which may be owing to the Bank under any of the Security Documents;

13.1.2	secondly, in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.3	thirdly, in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.4

fourthly, in or towards payment to the Bank for any loss which the Bank certifies it has suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

13.1.5	fifthly, in or towards payment to the Bank of any other sums which the Bank certifies are owing to it under any of the Security Documents; and

13.1.6	sixthly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may appear to the Bank to be entitled to receive such surplus.

The order of application set out in clauses 13.1.1 to 13.1.6 may be varied by the Bank without any reference to, or consent or approval from, the Borrowers upon the occurrence of an Event of Default.

13.2	Set-off

13.2.1

Each Borrower authorises the Bank (without prejudice to any of the Bank’s rights at law, in equity or otherwise), at any time and without notice to the Borrowers, to apply any credit balance to which any Borrower is then entitled standing upon any account of the Borrowers or any of them with any branch of the Bank in or towards satisfaction of any sum due and payable from the Borrowers to the Bank under any of the Security Documents. For this purpose, the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2	The Bank shall not be obliged to exercise any right given to it by this clause 13.2. The Bank shall notify the Borrowers prior to or upon the exercise or purported exercise of any right of set-off.

13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3	Further assurance

The Borrowers undertake with the Bank to ensure that, throughout the Facility Period, the Security Documents shall be valid and binding obligations of the respective parties thereto and rights of the Bank enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.

13.5	No implied waivers, remedies cumulative

No failure or delay on the part of the Bank to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by the Bank shall be effective unless it is in writing.

13.6	Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.7	Force Majeure

Regardless of any other provision of this Agreement the Bank shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon the Bank or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism (v) any failure of any information technology or other operational systems or equipment affecting the Bank or (vi) any other circumstances whatsoever outside the Bank’s control.

13.8	Amendments

This Agreement may be amended or varied only by an instrument in writing executed by all parties hereto who irrevocably agree that the provisions of this clause 13.8 may not be waived or modified except by an instrument in writing to that effect signed by all of them.

13.9	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.

13.10	English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Bank.

13.11	Contractual recognition of bail-in

Notwithstanding any other term of any Security Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Security Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Security Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

14	ACCOUNTS

14.1	General

Each Borrower undertakes with the Bank that it will ensure that:

14.1.1	it will on or before the Drawdown Date in respect of its Vessel, open an Earnings Account in its name; and

14.1.2

all moneys payable to any Borrower in respect of the Earnings of its Mortgaged Vessel shall, unless and until the Bank directs to the contrary, be paid to its Earnings Account, Provided however that if any of the moneys paid to either Earnings Account are payable in a currency other than USD, they shall be paid to a sub-account of that Earnings Account denominated in such currency (except that if the Borrowers fail to open such a sub-account, the Bank shall then convert such moneys into USD at the Bank’s spot rate of exchange at the relevant time for the purchase of USD with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of USD with such currency).

14.2	Earnings Accounts: withdrawals

Any sums standing to the credit of the Earnings Accounts may be applied from time to time (i) firstly to make the payments required under this Agreement, (ii) secondly, subject to there being no breach of Clauses 14.3 and 14.4 and to no Event of Default having occurred, in the operation of the Vessels (operating and voyage expenses), (iii) thirdly, subject to no Event of Default having occurred and to there being at any time sufficient funds to maintain or pay amounts due under (i) and (ii) above as they fall due, for the general corporate purposes of the Borrowers.

14.3	Minimum Balance

The Borrowers shall maintain a balance of USD 300,000 (the “Minimum Balance”) on each Earnings Account throughout the Facility Period.

14.4	Retention Account: credits and withdrawals

14.4.1

The Borrowers undertake with the Bank that, throughout the Facility Period, they will procure that, on each Retention Date there is paid (whether from the Earnings Accounts or elsewhere) to the Retention Account, the Retention Amount for such date.

14.4.2

Unless and until there shall occur an Event of Default (whereupon the provisions of clause 14.5 shall apply), all Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon must be applied by the Bank (and the Borrowers hereby irrevocably authorise the Bank so to apply the same) upon each Repayment Date and/or on each day that interest is payable on the Loan or an Advance pursuant to clause 3.1, in or towards payment to the Bank of the instalment then falling due for repayment or, as the case may be, the amount of interest then due. Each such application by the Bank shall constitute a payment in or towards satisfaction of the Borrowers’ corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrowers to make any such payment to the extent that the aforesaid application by the Bank is insufficient to meet the same.

14.4.3	Unless the Bank otherwise agrees in writing and subject to clause 14.4.2, Borrowers shall not be entitled to withdraw any moneys from the Retention Account at any time during the Facility Period.

14.5	Application of accounts

At any time after the occurrence of an Event of Default, the Bank may, without notice to the Borrowers, apply all moneys then standing to the credit of the Earnings and/or the Retention Account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Bank under the Security Documents in the manner specified in clause 13.1.

14.6	Charging of accounts

The Earnings Accounts, the Retention Account and all amounts from time to time respectively standing to the credit thereof shall be subject to the security constituted and the rights conferred by, respectively, the Earnings Account Pledges and the Retention Account Pledge.

15	ASSIGNMENT, TRANSFER AND LENDING OFFICE

15.1	Benefit and burden

This Agreement shall be binding upon, and ensure for the benefit of, the Bank and the Borrowers and their respective successors.

15.2	No assignment by Borrowers

The Borrowers may not assign or transfer any of their respective rights or obligations under this Agreement or any of the other Security Documents.

15.3	Assignment by Bank

Without prejudice to any other rights available to it as a matter of applicable law, the Bank may assign all or any part of its rights under any of the Security Documents, without the consent of, but after consultation with, the Borrowers, (1) prior to the occurrence of an Event of Default, to (i) another branch, subsidiary or affiliate of the Bank, (ii) another first class bank or financial institution, (iii) a member of the European System of Central Banks, (iv) an insurance company, a trust corporation or a capital investment company and (2) after the occurrence of an Event of Default which is continuing, to any person (an “Assignee”).

15.4	Transfer by Bank

Without prejudice to any other rights available to it as a matter of applicable law, the Bank may transfer all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents, without the consent of, but after consultation with, the Borrowers, (1) prior to the occurrence of an Event of Default, to (i) another branch, subsidiary or affiliate of the Bank, (ii) another first class bank or financial institution, (iii) a member of the European System of Central Banks, (iv) an insurance company, a trust corporation or a capital investment company and (2) after the occurrence of an Event of Default which is continuing, to any person (a “Transferee”), provided always that any such Transferee, by delivery of such undertaking as the Bank may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, relevant part of the Bank’s obligations under this Agreement.

15.5	Documentation

If the Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3 or 15.4 the Borrowers undertake, immediately on being requested to do so by the Bank, to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Assignee or Transferee all or the relevant part of the Bank’s interest in the Security Documents. Thereafter, all relevant references in this Agreement to the Bank shall be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.

15.6	Lending office

The Bank shall lend through its office at the address specified above or through any other office of the Bank selected from time to time by it through which the Bank wishes to lend for the purposes of this Agreement.

15.7	Disclosure of information

The Bank may, without the consent of the Borrowers, disclose to a prospective Assignee, Transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about or in connection with any of the Security Parties and the Security Documents as the Bank considers appropriate, provided that the Bank shall consult with the Borrowers prior to disclosing (i) any such information which is not public or contained in the Loan Agreement and/or (ii) any documentation other that a copy of this Agreement or any other Security Document.

15.8	No additional costs

If at the time of, or immediately after, any assignment and/or transfer by the Bank of all or any part of its rights and/or benefits and/or obligations under this Agreement, or any change in the office through which the Bank lends for the purposes of this Agreement, the Borrowers would be obliged to pay to the Assignee or Transferee or (in the case of a change of lending office) the Bank under clause 6.6 or 12.2 any sum exceeding the sum (if any) which it would have been obliged to pay to the Bank under the relevant clause had no such assignment, transfer or change taken place, the Borrowers shall not be obliged to pay such excess.

16	NOTICES

16.1	General

16.1.1

unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax and/or electronically;

16.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

16.2	Addresses for communications, effective date of notices

16.2.1

subject to clause 16.2.2 and clause 16.2.4 notices to the Borrowers shall be deemed to have been given and shall take effect when received in full legible form by the Borrowers at the address and/or the fax number and/or email address appearing below (or at such other address or fax number or email address as the Borrowers may hereafter specify for such purpose to the Bank by notice in writing);

Address:	c/o Navios Shipmanagement Inc.
85 Akti Miaouli
185 38 Piraeus
Greece

Fax no:	+ 30 210 453 1984

16.2.2

notwithstanding the provisions of clause 16.2.1 or clause 16.2.4, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Bank to the Borrowers to the address or fax number or email address referred to in clause 16.2.1;

16.2.3

subject to clause 16.2.4, notices to the Bank shall be deemed to be given, and shall take effect, when received in full legible form by the Bank at the address and/or the fax number appearing below (or at any such other address or fax number as the Bank may hereafter specify for such purpose to the Borrowers by notice in writing);

Address	12, place des Etats-Unis
CS 70052
92547 Montrouge Cedex
France

Fax no:	+33 41883987

Attn:	Typhaine Hirgorom

16.2.4

if under clause 16.2.1 or clause 16.2.3 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

17	BORROWERS’ OBLIGATIONS

17.1	Joint and several

Regardless of any other provision in any of the Security Documents, all obligations and liabilities whatsoever of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Security Documents to which it becomes a party notwithstanding that the other Borrower may not do so or be effectually bound and notwithstanding that any of the Security Documents may be invalid or unenforceable against the other Borrower, whether or not the deficiency is known to the Bank.

17.2	Borrowers as principal debtors

Each Borrower acknowledges that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of any of the Security Documents and agrees that the Bank may continue to treat it as such, whether or not the Bank is or becomes aware that such Borrower is or has become a surety for the other Borrower.

17.3	Indemnity

The Borrowers undertake to keep the Bank fully indemnified on demand against all claims, damages, losses, costs and expenses arising from any failure of any Borrower to perform or discharge any purported obligation or liability of that Borrower which would have been the subject of this Agreement or any other Security Document had it been valid and enforceable and which is not or ceases to be valid and enforceable against the other Borrower on any ground whatsoever, whether or not known to the Bank including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the other Borrower (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party)).

17.4	Liability unconditional

None of the obligations or liabilities of the Borrowers under any Security Document shall be discharged or reduced by reason of:

17.4.1

the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Borrower or any other person liable;

17.4.2

the Bank granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, any Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any Borrower or any other person liable; or

17.4.3	anything done or omitted which but for this provision might operate to exonerate the Borrowers or any of them.

17.5	Recourse to other security

The Bank shall not be obliged to make any claim or demand or to resort to any security or other means of payment now or hereafter held by or available to them for enforcing any of the Security Documents against any Borrower or any other person liable and no action taken or omitted by the Bank in connection with any such security or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under the Security Documents to which any of them is, or is to be, a party.

17.6	Waiver of Borrowers’ rights

Each Borrower agrees with the Bank that, throughout the Facility Period, it will not, without the prior written consent of the Bank:

17.6.1	exercise any right of subrogation, reimbursement and indemnity against the other Borrower or any other person liable under the Security Documents;

17.6.2

demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to such Borrower from the other Borrower or from any other person liable for such Indebtedness or demand or accept any guarantee against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

17.6.3	take any steps to enforce any right against the other Borrower or any other person liable in respect of any such moneys; or

17.6.4

claim any set-off or counterclaim against the other Borrower or any other person liable or claim or prove in competition with the Bank in the liquidation of the other Borrower or any other person liable or have the benefit of, or share in, any payment from or composition with, the other Borrower or any other person liable or any security granted under any Security Document now or hereafter held by the Bank for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Bank, it will prove for the whole or any part of its claim in the liquidation of the other Borrower or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Bank and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Bank shall require.

18	GOVERNING LAW

18.1	Law

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with English law.

19	JURISDICTION

19.1	Exclusive jurisdiction

For the benefit of the Bank, and subject to clause 19.4 below, the Borrowers hereby irrevocably agree that the courts of England shall have exclusive jurisdiction:

19.1.1

to settle any disputes or other matters whatsoever arising under or in connection with this Agreement or any non-contractual obligation arising out of or in connection with this Agreement and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

19.1.2	to grant interim remedies or other provisional or protective relief.

19.2	Submission and service of process

The Borrowers accordingly irrevocably and unconditionally submit to the jurisdiction of the English courts. Without prejudice to any other mode of service each Borrower:

19.2.1

irrevocably empowers and appoints HFW Nominees Limited at present of Friary Court, 65 Crutched Friars, London EC3N 2AE, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;

19.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;

19.2.3	agrees that failure by a process agent to notify the Borrowers of service of process will not invalidate the proceedings concerned;

19.2.4

without prejudice to the effectiveness of service of process on its agent under clause 19.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 16.2;

19.2.5

agrees that if the appointment of any person mentioned in clause 19.2.1 ceases to be effective, the Borrowers shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment with in seven (7) days the Bank shall thereupon be entitled and is hereby irrevocably authorised by the Borrowers in those circumstances to appoint such person by notice to the Borrowers.

19.3	Forum non conveniens and enforcement abroad

The Borrowers:

19.3.1

waive any right and agree not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 19.1; and

19.3.2

agree that a judgment or order of an English court in a dispute or other matter falling within clause 19.1 shall be conclusive and binding on the Borrowers and may be enforced against it in the courts of any other jurisdiction.

19.4	Right of Bank, but not Borrowers, to bring proceedings in any other jurisdiction

19.4.1

nothing in this clause 19 limits the right of the Bank to bring proceedings, including third party proceedings, against the Borrowers or any of them, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;

19.4.2

the obtaining by the Bank of judgment in one jurisdiction shall not prevent the Bank from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

19.5	Enforceability despite invalidity of Agreement

The jurisdiction agreement contained in this clause 19 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

19.6	Effect in relation to claims by and against non-parties

19.6.1

for the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with or in any way related to any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by the Bank pursuant thereto or which would, if brought by the Borrowers or any of them against the Bank, have been required to be brought in the English courts;

19.6.2

no Borrower shall bring or pursue any Foreign Proceedings against the Bank and each Borrower shall use its best endeavours to prevent persons not party to this Agreement from bringing or pursuing any Foreign Proceedings against the Bank;

19.6.3

If, for any reason whatsoever, any Security Party and/or any third party brings or pursues against the Bank any Foreign Proceedings, the Borrowers shall indemnify the Bank on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including, but not limited to, legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings which the Bank certifies as having been incurred by it;

19.6.4

the Bank and the Borrowers hereby agree and declare that the benefit of this clause 19 shall extend to and may be enforced by any officer, employee, agent or business associate of the Bank against whom any Borrower brings a claim in connection howsoever with (i) any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of the Bank pursuant thereto, or which, if it were brought against the Bank, would fall within the material scope of clause 19.1. In those circumstances this clause 19 shall be read and construed as if references to the Bank were references to such officer, employee, agent or business associate, as the case may be.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Execution page

SIGNED by EFSTRATIOS CAMATSOS	)
attorney-in-fact for and on behalf of	)
ARAMIS NAVIGATION INC.	)	/s/ EFSTRATIOS CAMATSOS
pursuant to a Power of Attorney	)
dated 25 January 2018)		Attorney-in-fact

SIGNED by EFSTRATIOS CAMATSOS	)
attorney-in-fact for and on behalf of	)
IRIS SHIPPING CORPORATION	)	/s/ EFSTRATIOS CAMATSOS
pursuant to a Power of Attorney	)
dated 25 January 2018)		Attorney-in-fact

SIGNED by EFSTRATIOS CAMATSOS	)
attorney-in-fact for and on behalf of	)
JASMINE SHIPPING CORPORATION	)	/s/ EFSTRATIOS CAMATSOS
pursuant to a Power of Attorney	)
dated 25 January 2018)		Attorney-in-fact

SIGNED by RONAN LE DU	)
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE	)	/s/ RONAN LE DU
AND INVESTMENT BANK	)
Attorney-in-fact